Exhibit 99.1

Questcor Reports Second Quarter Financial Results

- Net Sales and EPS Increase Significantly Over Prior Year -

- Vial Shipments up 50% Over Prior Year -

- Total Shipped Rxs up 35% YOY; Rheumatology Rxs Largest Growth Contributor -

ANAHEIM, Calif., July 30, 2013 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today reported financial results for the second quarter and six months ended June 30, 2013.

	Three Months Ended 06/30/13	Three Months Ended 06/30/12	Percentage Change
GAAP Net Sales	$184.6 Million	$112.5 Million	64%
Non-GAAP Net Sales	$196.1 Million	$112.5 Million	74%
GAAP Diluted EPS	$1.12	$0.65	72%
Non-GAAP Diluted EPS	$1.35	$0.69	96%

	Six Months Ended 06/30/13	Six Months Ended 06/30/12	Percentage Change
GAAP Net Sales	$319.7 Million	$208.4 Million	53%
Non-GAAP Net Sales	$331.2 Million	$208.4 Million	59%
GAAP Diluted EPS	$1.79	$1.23	46%
Non-GAAP Diluted EPS	$2.13	$1.29	65%

Net sales for the second quarter ended June 30, 2013 were $184.6 million, up 64% from $112.5 million in the second quarter of 2012. The increase was driven primarily by the expanded usage of H.P. Acthar® Gel (repository corticotropin injection) by rheumatologists in the treatment of patients suffering from dermatomyositis, polymyositis, systemic lupus erythematosus, and rheumatoid arthritis. The increase in net sales was also driven by increased prescribing by nephrologists in the treatment of nephrotic syndrome (NS) and by neurologists in the treatment of multiple sclerosis (MS) relapses and infantile spasms (IS). GAAP earnings for the second quarter of 2013 were $1.12 per diluted common share, compared to $0.65 per diluted common share for last year’s comparable quarter. BioVectra, the company’s specialty manufacturing subsidiary which was acquired in January 2013, had net sales of $7.5 million in the second quarter of 2013.

Net sales for the second quarter include the effect of the Company’s decision to accrue, based on information received in the quarter, an incremental Medicaid rebate liability of $11.5 million related to Questcor’s 2001 entry into the Medicaid system subsequent to Questcor’s acquisition of Acthar in 2001. The incremental liability covers periods from 2002 to 2009. Due to health care legislation passed in early 2010, there is no incremental liability for periods subsequent to 2009. On a non-GAAP basis, excluding this charge, net sales for the second quarter were $196.1 million, up 74% over the second quarter of 2012. Non-GAAP earnings for the second quarter of 2013 were $1.35 per diluted common share and exclude the incremental rebate liability, non-cash share-based compensation expense, and depreciation and amortization expense. Non-GAAP earnings for the year ago quarter were $0.69 per diluted common share. The reconciliation between GAAP and non-GAAP financial measures is provided with the financial tables included with this release.

Questcor shipped 7,050 vials of Acthar during the second quarter of 2013, up 50 percent compared to 4,710 vials in the year ago quarter. As the Company has previously disclosed, quarterly vial shipments are subject to significant variation due to the size and timing of individual orders received from Questcor’s distributor. The timing of when these orders are received and filled can significantly affect net sales and net income in any particular quarter. The Company believes that investors should consider the Company’s results over several quarters when analyzing the Company’s performance.

“Our commercial expansion effort continues, most recently driven by increasing usage of Acthar among rheumatologists,” said Don M. Bailey, President and CEO of Questcor. “The foundation for potential additional growth over the near-, medium- and long-term continues to strengthen. The first full quarter of our commercial rheumatology effort generated over 300 prescriptions, marking the best Acthar launch into a new therapeutic area that we have yet experienced. This rapid success has encouraged us to accelerate our entry into pulmonology, where we recently announced a pilot commercialization effort for respiratory manifestations of symptomatic sarcoidosis, a labeled indication for Acthar. We also continue to assess additional indications on the Acthar label for other commercial opportunities, as well as explore the use of Acthar for possible new indications, as demonstrated by the initiation of our Phase 2 study in amyotrophic lateral sclerosis (ALS). This is our second phase 2 trial, as we continue to proceed with our trial in diabetic nephropathy. Additionally, in the second quarter we acquired the rights to Synacthen®, which will further expand our melanocortin peptide R&D program. This action provides us a platform for potential further U.S. growth and the initiation of international commercial activity for Synacthen and potentially for Acthar.”

“Total new paid prescriptions for Acthar were approximately 2,250 to 2,275 in the second quarter, an increase of about 35% year-over-year,” commented Steve Cartt, Chief Operating Officer of Questcor. “There were 400 to 405 new paid prescriptions for NS in the quarter, up about 19% year-over-year. NS prescriptions currently account for around 40% of our Acthar business. During the second quarter there were 1,285 to 1,295 new paid prescriptions for MS, up about 12% year-over-year and up 27% sequentially. MS prescriptions currently represent over a quarter of our Acthar business. New paid prescriptions for IS were 210 to 215, up 27% year-over-year. Quite encouragingly, there were also 315 to 320 new paid Acthar prescriptions for approved rheumatology indications during the second quarter, which was the first full commercial quarter of Questcor promoting Acthar in this therapeutic area.”

Mr. Cartt continued, “The vial shipment activity and prescription levels seen in late March and in April extended through the second quarter. In particular, we are experiencing solid uptake of Acthar in the approved rheumatology-related indications dermatomyositis and polymyositis, and we are also beginning to see a growing number of prescriptions for rheumatoid arthritis and lupus, both of which are on-label.”

The Company believes that insurance coverage for Acthar continues to remain favorable, when Acthar is prescribed for on-label indications for patients in need of an additional FDA-approved treatment alternative.

To allow comparable analysis, the Company has defined “new paid” prescriptions in the above paragraphs to include prescriptions covered by commercial carriers, Medicare, Medicaid and Tricare in all periods regardless of the rebate percentage applicable in those periods. The numbers are based on internal company estimates and do not include prescriptions filled through the Acthar free drug program.

Year-to-Date Financial Results

Net sales for the first six months of 2013 were $319.7 million, with BioVectra contributing $15.9 million. On a non-GAAP basis, net sales for the first six months were $331.2 million. Net sales in the first six months of 2012 were $208.4 million. GAAP earnings for the first six months of 2013 were $1.79 per diluted common share, compared to $1.23 per diluted common share for the comparable period of 2012. Non-GAAP earnings for the six months ended June 30, 2013 were $2.13 per diluted common share excluding non-cash share-based compensation expense, depreciation and amortization expense, and the incremental rebate adjustment. Non-GAAP earnings for the comparable period of 2012 were $1.29 per diluted common share. The reconciliation between GAAP and non-GAAP financial measures is provided with the financial tables included with this release.

Research and Development Progress

“Questcor’s continued strong financial performance has enabled the Company to increase investment in research programs to further clarify the potential immune-modulating properties of Acthar and identify Acthar mechanisms of action applicable to other inflammatory and auto-immune diseases with high unmet medical need,” noted Dr. David Young, Chief Scientific Officer. “The Company is also identifying new patient populations in which to evaluate Acthar through clinical studies. Questcor has funded or has approved funding for approximately 70 research projects, including company-sponsored clinical and pre-clinical studies and independent physician sponsored studies.”

Research and development (R&D) investment increased 44% to $12.2 million in the three months ended June 30, 2013, as compared to $8.5 million for the year ago period. R&D investments were $23.0 million for the first six months of 2013, as compared to $14.2 million for the year ago period.

Label Enhancement Programs:

•

Amyotrophic Lateral Sclerosis (ALS): Questcor commenced screening patients for enrollment into a dose-ranging Phase 2 clinical trial to evaluate the safety and tolerability of Acthar in patients with ALS, often referred to as Lou Gehrig’s disease. ALS is a life-threatening, progressive neurodegenerative disease that affects nerve cells in the brain and the spinal cord.

•

Diabetic Nephropathy: Enrollment continues in a company-sponsored Phase 2 trial to evaluate the efficacy and safety of Acthar in patients with diabetic nephropathy, one of the most common causes of end-stage renal disease in the United States.

Research Regarding Approved Indications:

•

Idiopathic Membranous Nephropathy: Enrollment continues in a company-sponsored Phase 4 trial in idiopathic membranous nephropathy. Patients enrolled in this study are refractory, or non-responsive, to current standard therapies or have relapsed after partial remission on current standard therapies.

•

Lupus: Enrollment continues in a company-sponsored multi-site Phase 4 company-sponsored clinical trial to evaluate the efficacy and safety of daily Acthar administration over a 6-month period in patients with persistently active lupus.

•

Lupus Exacerbations: Questcor is providing grant support for a prospective independent investigator initiated study evaluating Acthar in the treatment of lupus exacerbations. The Company has been informed by the investigator that this study has recently been completed.

Planning activities related to the initial evaluation of a select grouping of potential Synacthen indications are in process. Questcor will provide further updates on this newly initiated development program as key activities get underway.

Cash, Share Repurchase Program and Dividends

As of July 26, 2013, Questcor had cash, cash equivalents and short-term investments of $115.6 million, and restricted cash of $75.0 million set aside to secure certain post-closing payment obligations related to Questcor’s acquisition of Synacthen. There were no share repurchases during the second quarter of 2013 and Questcor had 6.3 million remaining authorized shares under the Company’s existing common stock repurchase plan. Diluted shares outstanding at June 30, 2013 were 61.5 million shares.

The Company issued its second quarter cash dividend of $0.25 per share to all shareholders of record at the close of business on July 22, 2013. The dividend is scheduled to be paid today, July 30, 2013. Questcor currently intends to pay regular quarterly cash dividends for the foreseeable future.

Acthar Label Information

The product label for Acthar includes 19 FDA-approved indications. Substantially all of the Company’s net sales currently result from Acthar prescriptions for the following on-label indications of:

•

Nephrotic Syndrome (NS): “to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” NS can result from several underlying conditions, and prescribing physicians indicate that Acthar is most commonly being prescribed for patients who suffer from NS due to idiopathic membranous nephropathy, focal segmental glomerulosclerosis (FSGS), IgA nephropathy, minimal change disease and lupus nephritis.

•

Multiple Sclerosis (MS): “for the treatment of acute exacerbations of multiple sclerosis in adults. Clinical controlled trials have shown H.P. Acthar Gel to be effective in speeding the resolution of acute exacerbations of multiple sclerosis. However, there is no evidence that it affects the ultimate outcome or natural history of the disease.” When Acthar is used, it is typically prescribed as second line treatment for patients with MS exacerbations.

•	Infantile Spasms (IS): “as monotherapy for the treatment of infantile spasms in infants and children under 2 years of age.”

•	Collagen Diseases: “during an exacerbation or as maintenance therapy in selected cases of: systemic lupus erythematosus, systemic dermatomyositis (polymyositis).”

•

Rheumatic Disorders: “as adjunctive therapy for short-term administration (to tide the patient over an acute episode or exacerbation) in: Psoriatic arthritis, Rheumatoid arthritis, including juvenile rheumatoid arthritis (selected cases may require low-dose maintenance therapy), Ankylosing spondylitis.”

Non-GAAP Financial Measures

The Company believes it is important to share non-GAAP financial measures with investors as these measures may better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the Company’s financial performance is enhanced as a result of the disclosure of these non-GAAP financial measures. Non-GAAP financial measures should not be viewed in isolation, or as a substitute for, or as superior to, reported GAAP financial measures. The reconciliation between GAAP and Non-GAAP financial measures are provided with the financial tables included with this release.

Conference Call and Webcast Details

The Company will host a conference call and slide presentation via webcast today, July 30, 2013, at 4:30 p.m. ET/ 1:30 p.m. PT. The call can be accessed three ways:

•	By webcast: At Questcor’s investor relations website, http://ir.questcor.com/

•

By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the U.S. is (877) 354-0215. For participants outside the U.S., the dial-in number is (253) 237-1173.

•

By audio replay: A replay of the conference call will be available for seven business days following conclusion of the live call. The telephone dial-in number for U.S. participants is (855) 859-2056. For participants outside the U.S., the replay dial-in number is (404) 537-3406. The replay access code for all callers is 16591264.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat autoimmune and inflammatory disorders. Questcor also provides specialty contract manufacturing services to the global pharmaceutical industry through its wholly-owned subsidiary BioVectra Inc. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from the following approved indications: the treatment of proteinuria in the nephrotic syndrome of the idiopathic type, or NS, the treatment of acute exacerbations of multiple sclerosis, or MS, in adults, the treatment of infantile spasms, or IS, in infants and children under two years of age, and the treatment of certain rheumatology related conditions. With respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor has announced its intent to initiate a pilot commercialization effort for Acthar for the treatment of respiratory manifestations of symptomatic sarcoidosis. The FDA approved package insert for Acthar includes “symptomatic sarcoidosis” under the heading “Respiratory Diseases”. Questcor is also exploring the possibility of developing markets for other on-label indications and the possibility of pursuing FDA approval of additional indications not currently on the Acthar label where there is high unmet medical need. Questcor also has agreed to acquire certain international rights for Synacthen® (tetracosactide) and Synacthen Depot®, and has licensed the right to develop and seek FDA approval for these products in the United States. For more information about Questcor, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “ensuring,” “estimates,” “expects,” “growth,” “may,” “momentum,” “plans,” “potential,” “remain,” “should,” “start,” “substantial,” “sustainable” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	Reductions in vials used per prescription resulting from changes in treatment regimens by physicians or patient compliance with physician recommendations;

•	Our ability to receive high reimbursement levels from third party payers;

•	The complex nature of our manufacturing process and the potential for supply disruptions or other business disruptions;

•	The lack of patent protection for Acthar; and the possible FDA approval and market introduction of competitive products;

•

Our ability to continue to generate revenue from sales of Acthar to treat on-label indications associated with NS, MS, IS or rheumatology-related conditions, and our ability to develop other therapeutic uses for Acthar;

•

Research and development risks, including risks associated with Questcor’s work in the area of NS and Lupus, efforts to develop and obtain FDA approval of Synacthen, our reliance on third-parties to conduct research and development, and the ability of research and development to generate successful results;

•

The results of any pending or future litigation, investigations or claims, including with respect to the investigation by the United States Attorney’s Office for the Eastern District of Pennsylvania regarding the Company’s promotional practices and litigation brought by certain shareholders arising from the federal securities laws, currently pending in the United States District Court for the Central District of California;

•	Our ability to comply with federal and state regulations, including regulations relating to pharmaceutical sales and marketing practices;

•	Regulatory changes or other policy actions by governmental authorities and other third parties in connection with U.S. health care reform or efforts to reduce federal and state government deficits;

•	An increase in the proportion of our Acthar unit sales comprised of Medicaid-eligible patients and government entities;

•

Our ability to estimate reserves required for Acthar used by government entities and Medicaid-eligible patients and the impact that unforeseen invoicing of historical Medicaid prescriptions may have upon our results;

•	Our ability to effectively manage our growth, including the expansion of our sales forces, planned international expansion, and our reliance on key personnel;

•	Our ability to integrate the BioVectra business with our business and to manage, and grow, a contract manufacturing business;

•	Our ability to comply with foreign regulations related to the operation of BioVectra’s business and the international sales of Synacthen;

•	The impact to our business caused by economic conditions;

•	Our ability to protect our proprietary rights;

•	The risk of product liability lawsuits;

•	Our ability to successfully enter into, and operate in, international markets;

•	The risk of unfavorable changes in currency exchange rates;

•	Unforeseen business interruptions and security breaches;

•	Volatility in Questcor’s Acthar shipments, estimated channel inventory, and end-user demand, as well as volatility in our stock price;

•	Our ability and willingness to continue to pay our quarterly dividend or make future increases in our quarterly dividend; and

•

Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission, or SEC, on February 27, 2013, and other documents filed with the SEC.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

For more information, please visit www.questcor.com or www.acthar.com.

QUESTCOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except net income per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue
Pharmaceutical net sales	$177,045	$112,452	$303,817	$208,421
Contract manufacturing net sales	7,528	—	15,885	—

Total net sales	184,573	112,452	319,702	208,421
Cost of sales (exclusive of amortization of purchased technology and IPR&D asset)	17,221	6,379	33,410	11,900

Gross profit	167,352	106,073	286,292	196,521
Operating expenses:
Selling and marketing	37,900	27,609	73,362	49,324
General and administrative	13,126	8,647	25,675	14,089
Research and development	12,240	8,485	23,033	14,150
Depreciation and amortization	1,014	321	2,084	612
Impairment of purchased technology	—	—	719	—

Total operating expenses	64,280	45,062	124,873	78,175

Income from operations	103,072	61,011	161,419	118,346
Interest and other (expense) income, net	20	218	(322)	434
Foreign currency transaction loss	—	—	(488)	—

Income before income taxes	103,092	61,229	160,609	118,780
Income tax expense	33,969	19,724	52,424	38,732

Net income	$69,123	$41,505	$108,185	$80,048
Change in unrealized gains or losses on available-for-sale securities, net of related tax effects and changes in foreign currency translation adjustments.	(1,480)	(14)	(2,674)	77

Comprehensive income	$67,643	$41,491	$105,511	$80,125

Net income per share:
Basic	$1.17	$0.68	$1.86	$1.28

Diluted	$1.12	$0.65	$1.79	$1.23

Shares used in computing net income per share:
Basic	58,938	61,112	58,075	62,308

Diluted	61,498	64,113	60,581	65,305

Dividends declared per share of common stock	$0.25	$—	$0.50	$—

See accompanying notes.

Reconciliation of Non-GAAP Adjusted Financial Disclosure

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Adjusted net income	$83,323	$44,244	$128,987	$84,514
Share-based compensation expense (1)	(4,382)	(2,521)	(8,546)	(4,054)
Depreciation and amortization expense (2)	(1,882)	(218)	(3,131)	(412)
Interest expense associated with contingent consideration (3)	(194)	0	(391)	0
Compensation expense associated with BV Trust (4)	(193)	0	(339)	0
Foreign currency transaction loss (5)	0	0	(328)	0
Medicaid adjustment for 2002 - 2009 (6)	(7,717)	0	(7,751)	0
BioVectra purchase price adjustment (7)	168	0	169	0
Impairment of purchased technology (8)	0	0	(485)	0

Net income - GAAP	$69,123	$41,505	$108,185	$80,048

Adjusted net income per share - basic	$1.41	$0.72	$2.20	$1.36
Share-based compensation expense (1)	(0.07)	(0.04)	(0.15)	(0.07)
Depreciation and amortization expense (2)	(0.03)	0.00	(0.05)	(0.01)
Interest expense associated with contingent consideration (3)	0.00	—	(0.01)	—
Compensation expense associated with BV Trust (4)	0.00	—	(0.01)	—
Foreign currency transaction loss (5)	—	—	(0.01)	—
Medicaid adjustment for 2002 - 2009 (6)	(0.13)	—	(0.13)	—
BioVectra purchase price adjustment (7)	0.00	—	0.00	—
Impairment of purchased technology (8)	—	—	(0.01)	—

Net income per share - basic	$1.17	$0.68	$1.86	$1.28

Adjusted net income per share - diluted	$1.35	$0.69	$2.13	$1.29
Share-based compensation expense (1)	(0.07)	(0.04)	(0.14)	(0.06)
Depreciation and amortization expense (2)	(0.03)	0.00	(0.05)	(0.01)
Interest expense associated with contingent consideration (3)	0.00	—	(0.01)	—
Compensation expense associated with BV Trust (4)	0.00	—	(0.01)	—
Foreign currency transaction loss (5)	—	—	(0.01)	—
Medicaid adjustment for 2002 - 2009 (6)	(0.13)	—	(0.13)	—
BioVectra purchase price adjustment (7)	0.00	—	0.00	—
Impairment of purchased technology (8)	—	—	(0.01)	—

Net income per share - diluted	$1.12	$0.65	$1.79	$1.23

Net sales - Questcor	$177,045	$112,452	$303,817	$208,421
Net sales - BioVectra	7,528	0	15,885	0

Consoldiated net sales	184,573	112,452	319,702	208,421
Medicaid adjustment	11,500	0	11,500	0

Adjusted consolidated net sales	$196,073	$112,452	$331,202	$208,421

Notes to Reconciliation of Non-GAAP Adjusted Financial Disclosure

Net income per share – basic and diluted may not foot due to rounding.

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income:

1.	Share-based compensation expense.
2.	Depreciation and amortization expense, including amortization expense on our purchased intangibles.
3.	Interest expense associated with the net present value adjustment on our contingent consideration.
4.	Compensation expense associated with the BV Trust agreement.
5.	Foreign currency transaction loss.
6.	Medicaid adjustment for prior period 2002 - 2009
7.	BioVectra purchase price adjustment related to a labor rebate received in the second quarter 2013
8.	Impairment of purchased technology related to our acquisition of Doral.

QUESTCOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

(unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$81,765	$80,608
Short-term investments	10,221	74,705

Total cash, cash equivalents and short-term investments	91,986	155,313
Accounts receivable, net of allowances for doubtful accounts of $345 and $0 at June 30, 2013 and December 31, 2012, respectively	70,659	61,417
Inventories, net of allowances of $1,040 and $52 at June 30, 2013 and December 31, 2012, respectively	16,828	9,909
Current portion of restricted cash	25,000	—
Prepaid expenses and other current assets	5,082	4,900
Deferred tax assets	4,908	5,737

Total current assets	214,463	237,276
Property and equipment, net	33,704	2,073
Purchased technology, net	—	1,493
Goodwill	20,811	—
Other Intangibles, net	32,130	—
In process R&D asset, net	175,777	—
Restricted cash, less current portion	50,000	—
Deposits and other assets	1,324	70
Deferred tax assets	11,519	11,519

Total assets	$539,728	$252,431

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,365	$13,069
Accrued compensation	10,520	21,300
Sales-related reserves	35,590	37,376
Dividend payable	15,000	—
Accrued royalties	16,862	9,802
Current portion of contingent consideration in conjunction with acquisition of BioVectra	4,364	—
Current portion of in process R&D liability in conjunction with acquisition of Synacthen	25,000	—
Income taxes payable	4,277	7,360
Current portion of long-term debt	1,662	—
Other accrued liabilities	4,776	1,492

Total current liabilities	130,416	90,399
Long-term debt, less current portion	15,125	—
Contingent consideration in conjunction with acquisition of BioVectra	25,399	—
In process R&D liability in conjunction with acquisition of Synacthen	91,046	—
Non current deferred tax liability	11,351	—
Other non current liabilities	4,143	203

Total liabilities	277,480	90,602

Shareholders’ equity:
Preferred stock, no par value, 5,334,285 shares authorized; none outstanding	—	—
Common stock, no par value, 105,000,000 shares authorized, 59,993,867 and 58,544,206 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	40,733	15,938
Retained earnings	224,149	145,851
Accumulated other comprehensive (loss) income	(2,634)	40

Total shareholders’ equity	262,248	161,829

Total liabilities and shareholders’ equity	$539,728	$252,431

See accompanying notes.

QUESTCOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2013	2012
OPERATING ACTIVITIES
Net income	$108,185	$80,048
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	12,679	6,014
Deferred income taxes	962	234
Amortization of investments	245	928
Depreciation and amortization	4,645	612
Impairment of purchased technology and goodwill	719	—
Loss on disposal of property and equipment	95	10
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	(2,883)	(18,873)
Inventories	4,270	(1,191)
Prepaid income taxes	—	2,948
Prepaid expenses and other current assets	1,175	381
Accounts payable	(2,569)	6,780
Accrued compensation	(10,780)	(106)
Accrued royalties	7,060	1,015
Sales-related reserves	(1,786)	4,605
Income taxes payable	(2,684)	—
Contingent consideration	1,082	—
Other accrued liabilities	2,555	920
Other non-current liabilities	21	(221)

Net cash flows provided by operating activities	122,991	84,104

INVESTING ACTIVITIES
Purchase of property and equipment	(1,138)	(548)
Purchase of short-term investments	(52,001)	(96,631)
Proceeds from maturities of short-term investments	116,206	139,438
Restricted cash	(75,000)	—
Acquisition of BioVectra, net of cash acquired	(46,692)	—
Acquisition of Synacthen	(60,000)	—
Proceeds from sale of Doral	700	—
Deposits and other assets	—	(1)

Net cash flows (used in) / provided by investing activities	(117,925)	42,258

FINANCING ACTIVITIES
Repayment of funded long-term debt	(613)	—
Repayment of other long-term debt	(212)	—
Income tax benefit realized from share-based compensation plans	5,173	4,261
Dividends paid	(14,887)	—
Issuance of common stock, net	6,943	2,663
Repurchase of common stock	—	(185,093)

Net cash flows used in financing activities	(3,596)	(178,169)

Effect of cash on changes in exchange rates	(313)	—
Increase (decrease) in cash and cash equivalents	1,157	(51,807)

Cash and cash equivalents at beginning of period	80,608	88,469

Cash and cash equivalents at end of period	$81,765	$36,662

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$380	$12

Cash paid for income taxes	$49,234	$31,285

Supplemental Disclosures of Investing and Financing Activities:
Dividend payable	$15,000	$—

In conjunction with the acquisition of BioVectra at January 18, 2013:
Incremental fair value of assets acquired, net	$80,698
Less: fair value of contingent consideration	(30,383)

	50,315
Loss on foreign exchange rate	488

Total cash paid for acquisition of BioVectra	$50,803

See accompanying notes.